UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):August 28, 2025

The Cannaisseur Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-56664	86-1907561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Ponce De Leon Ave
Suite 300
Atlanta, GA 30308

(Address of principal executive offices) (Zip Code)

(678) 626-0555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	TCRG	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

The Cannaisseur Group, Inc. (OTC: TCRG) Closes $35 Million Asset Acquisition, Resolves Shell Risk Designation and Establishes Path Toward OTCQB and Future NASDAQ Candidacy

Transaction Adds AgTech and Sensor Technology Assets, Establishes Foundation for Uplist and Revenue Operations

ATLANTA, GA — August 28, 2025 — The Cannaisseur Group, Inc. (OTC Pink: TCRG) (“TCRG” or the “Company”) today announced that it has successfully closed a definitive asset acquisition agreement with Sense Technologies, Inc. and Richard Bell, finalizing a transaction originally announced in April 2025.

The transaction brings approximately $35 million in negotiated asset value onto the Company’s balance sheet, including proprietary sensor-based technologies and infrastructure, as well as operational AgTech and soy-based nutritional manufacturing assets. Following a prolonged due diligence period and regulatory structuring review, the transaction was completed pursuant to a signed agreement dated August 25, 2025.

With this transaction now closed, TCRG has effectively satisfied the conditions underlying its prior shell-risk designation and intends to pursue a listing on the OTCQB Venture Market in the near term, with a long-term view toward positioning as a NASDAQ candidate subject to execution and market requirements. Shareholders of TCRG, who previously held equity in a non-operational vehicle, now hold equity in a fully operating company with tangible assets, infrastructure, and revenue-generating potential across two high-demand sectors: sustainable agriculture and industrial automation.

“This closing marks the beginning of a new chapter for TCRG and its shareholders,” said Bruce Schreiner, incoming Chief Executive Officer. “The combination of advanced sensor technologies with scalable nutrition and AgTech capabilities positions the Company to participate in significant market tailwinds. Our goal is to unlock commercial value, pursue strategic partnerships, and build a credible platform for long-term growth.”

“When we started this process, the priority was simple: protect the public company and give shareholders a future. Closing this deal took time, diligence, and patience, but it was worth it. Shareholders now own part of something much bigger, and I’m proud we were able to deliver that outcome,” said Floretta Gogo, outgoing CEO of TCRG.

The acquired assets include:

●	Real estate, equipment, and IP supporting soy processing, human nutrition, and agricultural manufacturing;

●	Radar, camera, and vehicle-based sensor systems applicable to agricultural, industrial, and automotive settings;

●	IP portfolios, manufacturing systems, and related goodwill.

As part of the consideration, TCRG issued convertible preferred equity to the sellers and assumed approximately $500,000 in existing debt. Legacy TCRG shareholders will retain no less than 6.5% of the post-transaction equity on a fully diluted basis.

The Company notes that it is currently delinquent in its periodic disclosures with OTC Markets. These filings are in process and will be brought current shortly. The delay was primarily attributable to the scope of diligence and legal coordination required to complete the transaction. Upon the filing of the Q2 quarterly report, TCRG intends to re-establish current information status and initiate preparations for an OTCQB uplist.

The Company also expects that the transaction will lead to increased liquidity, institutional engagement, and potential grant eligibility, particularly in the agriculture and functional nutrition sectors. With substantial assets now in place, the Company intends to execute a disciplined operating strategy aligned with national priorities in food resilience, domestic innovation, and advanced safety technologies.

The Company believes this transaction aligns with macro-level investment trends - including federal support for agricultural infrastructure, demand for domestic protein innovation, and realignment of capital toward resilient, revenue-generating platforms, providing TCRG with the tangible scale and operational profile that management believes can support an eventual uplist trajectory, including NASDAQ candidacy.

The incoming management team are currently evaluating strategic appointments, operational rollout plans, and potential downstream acquisitions. Additional details will be provided in the coming months.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including but not limited to statements regarding future operating plans, uplisting goals, financial performance, integration of acquired assets, capital formation, and shareholder value creation. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to update these statements, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
2.1	Asset Acquisition Agreement
99.1	Press Release dated August 28, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

THE CANNAISSEUR GROUP, INC.
Date: August 28, 2025
	By:	/s/ Floretta Gogo
	Name:	Floretta Gogo
	Title:	Chief Executive Officer

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